Exhibit 10.18

Summary of Non-Employee Director Compensation Program

Effective January 1, 2007 the following compensation program applied to non-employee directors of Compass Minerals:

1)
Each non-employee director will receive an annual cash retainer of $40,000 per year, which amount may be received either in cash or deferred into the Directors’ Deferred Compensation Plan at the election of the director;

2)
Each non-employee director will receive an equity award of $50,000 per year, which amount may be deferred into the Directors’ Deferred Compensation Plan or taken in shares of stock of the Company. Deferred amounts are converted into units equivalent to the value of the Company’s common stock and accumulated deferred fees are distributed in common stock.  Each non-employee member of the Board of Directors is required to obtain ownership in Company stock (or its equivalent) equal to five times the annual cash retainer, which amount is to be achieved within five years of joining the Board, and maintain at least five times the annual cash retainer in stock ownership (or its equivalent) while on the Board;

3)
Additional annual retainer compensation for the chair of the Audit Committee in the amount of $15,000 per year, for the chair of the Compensation Committee in the amount of $7,500, and for the chairs of the Nominating/Corporate Governance and Environmental, Health and Safety Committees in the amount of $5,000 per year; and

4)	Additional annual retainer compensation for the Lead Independent Director in the amount of $15,000 per year for 2007.